                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         ALLIANCE PHARMACEUTICAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

        ------------------------------------------------------------------------

                        ALLIANCE PHARMACEUTICAL CORP.
                           3040 SCIENCE PARK ROAD
                         SAN DIEGO, CALIFORNIA 92121

                             --------------------

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD OCTOBER 15, 2001

                             --------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alliance Pharmaceutical Corp. (the "Corporation") will be held at 10:00 a.m., local time, on Monday, October 15, 2001, at the offices of the Corporation, located at 9333 Genesee, Suite 300, San Diego, California 92121, for the following purposes:

         1. To authorize and approve an amendment to the Corporation's Certificate of Incorporation to effect a reverse stock split of all shares of the Corporation's common stock pursuant to which five shares of the Corporation's common stock would be combined into one share of its common stock.

         2. To approve the issuance of securities in a contemplated private placement.

         3.   To elect ten directors of the Corporation.

         4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

         Stockholders of record at the close of business on September 10, 2001, shall be entitled to notice of, and to vote at, the meeting.

                                           By Order of the Board of Directors,


                                           DUANE J. ROTH, CHAIRMAN


Dated:   San Diego, California
         September 17, 2001

         IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                        ALLIANCE PHARMACEUTICAL CORP.
                           3040 SCIENCE PARK ROAD
                         SAN DIEGO, CALIFORNIA 92121

                             --------------------

                               PROXY STATEMENT

                             --------------------

                              GENERAL INFORMATION

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alliance Pharmaceutical Corp. (the "Corporation") to be voted at the Annual Meeting of Shareholders to be held on Monday, October 15, 2001, at 10:00 a.m., local time, at the offices of the Corporation, located at 9333 Genesee, Suite 300, San Diego, California 92121, and at any adjournment or adjournments thereof (the "Meeting") for the purposes set forth in the accompanying Notice of the Annual Meeting of Stockholders.

         The mailing address of the principal executive offices of the Corporation is 3040 Science Park Road, San Diego, California 92121 (telephone number 858/410-5200). The enclosed proxy and this proxy statement are being first sent to shareholders of the Corporation on or about September 17, 2001.

         The Board of Directors has fixed the close of business on September 10, 2001 as the record date for the determination of shareholders of the Corporation entitled to receive notice of, and vote at, the Meeting. At the close of business on the record date, an aggregate of 49,541,071 shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") were issued and outstanding and entitled to one vote on each matter to be voted upon at the Meeting.

         All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                           SOLICITATION AND REVOCATION

         PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS OF THE CORPORATION. STOCKHOLDERS ARE URGED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. THE PERSONS NAMED IN THE PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Shares represented by properly executed proxies received by the Corporation will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted FOR the reverse stock split, FOR the issuance of the securities in a contemplated private placement and FOR the election of the directors, all as described in this proxy statement.

         Any proxy given by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised, by written notification delivered to the Secretary of the Corporation, by voting in person at the Meeting, or by executing another proxy bearing a later date.

         Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Corporation personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. The Corporation may use the services of Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. The Corporation estimates that the fee for such services should not exceed $40,000. Banks, brokers, nominees, and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Corporation.

         It is expected that the following business will be considered at the Meeting and action taken thereon:

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   1. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE
               REVERSE STOCK SPLIT OF THE CORPORATION'S COMMON STOCK

         The Board of Directors of the Corporation has adopted resolutions to approve, and to submit to stockholders for approval, a reverse stock split of the Corporation's outstanding shares of Common Stock, $.01 par value ("Old Common Stock"), on the basis of combining five shares of Old Common Stock into one share of new Common Stock. The foregoing actions would be effected by an amendment to the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"). The Corporation has decided, however, not to reduce the authorized number of shares of Common Stock so that it will continue to have an adequate number of shares available for future issuance, as required.

         Assuming adoption of the proposed amendment, a Certificate of Amendment amending the Certificate of Incorporation will, subject to the discretion of the Board of Directors, be filed with the Secretary of State of the State of New York as promptly as practicable thereafter. The amendment and the proposed reverse stock split would become effective as of the date of such filing (the "Effective Date").

GENERAL

         The Corporation is presently authorized to issue 125,000,000 shares of Old Common Stock, of which 49,541,071 shares were outstanding, no shares were held in treasury and 18,812,042 shares were reserved for issuance at August 31, 2001. If this Proposal 1 is approved, the Corporation would have 125,000,000 shares of Common Stock, $.01 par value ("New Common Stock"), authorized, of which, as of that date, approximately 9,908,215 shares would have been outstanding, and 6,239,137 shares would have been reserved for issuance.

         In addition to Common Stock, the Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). At August 31, 2001, there were issued and outstanding 700,000 shares of Series F Preferred Stock. The authorized and outstanding number of shares of Preferred Stock, and the par value thereof, will not change as a result of this Proposal 1.

PRINCIPAL EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT

         Based upon the 49,541,071 shares of Old Common Stock outstanding on August 31, 2001, the proposed one-for-five reverse stock split would decrease the outstanding shares of Common Stock by 80%, and thereafter 9,908,215 shares of New Common Stock would be outstanding. The proposed reverse stock split will not affect any common stockholder's proportionate equity interest in the Corporation, subject to the provisions relating to the elimination of fractional shares as described below.

         At August 31, 2001, there were outstanding options to purchase an aggregate of 8,261,681 shares of Old Common Stock under the Corporation's three stock option plans (the "Plans") and an aggregate of 3,376,944 shares were available for grant under the Plans. The Corporation has reserved 11,638,625 shares for issuance upon the exercise of the granted options and upon exercise of options that may be granted in the future. The Plans provide for automatic adjustment in the event of a reverse stock split so that the amount of shares issuable upon exercise of outstanding options, the number of shares available for grant and the number of shares reserved for issuance will be reduced to one-fifth of the amount issuable prior to the Effective Date, and the exercise prices of the granted options would become five times the present exercise prices.

         The Series F Convertible Preferred Stock, of which 700,000 shares were outstanding as of August 31, 2001, is not currently convertible. In general, at the time it becomes convertible, each share will be convertible into a number of shares of Common Stock equal to the quotient of $40, divided by the then current market price (as defined) of the Common Stock, subject to adjustment for the reverse stock split. The Corporation has decided not to reduce the number of shares of Common Stock reserved for issuance, because it cannot predict the future price of the Common Stock. Therefore, the 1,272,727 shares of Common Stock reserved for issuance on August 31, 2001 will continue to be reserved for issuance in the form of New Common Stock after the Effective Date.

         At August 31, 2001, there were outstanding warrants to purchase an aggregate of 1,193,142 shares of Old Common Stock and 1,193,142 shares of Old Common Stock were reserved for issuance at such date for the warrants. The provisions of the relevant instrument pursuant to which the warrants were issued provide for automatic adjustment in the event of a reverse stock split so that the amount of shares issuable upon exercise of the warrants will be reduced to one-fifth of the amount issuable prior to the Effective Date, and the exercise price would become five times the present exercise price. Accordingly, 238,629 shares of New Common Stock will be reserved for issuance on the Effective Date for the warrants.

         At August 31, 2001, the Corporation, in addition to options, warrants and the Series F Preferred Stock, had outstanding $20.9 million principal amount of four-year 5% subordinated convertible debentures (the Four-Year Debentures") and $7.0 million principal amount of five-year 6% subordinated convertible debentures (the "Five-Year Debentures"). The Four-Year Debentures are convertible at any time within four years of their issuance, at the respective holders' option, into shares of the Corporation's Common Stock at either $9.65 or $13.32 per share, subject to certain anti-dilution provisions. The Five-Year Debentures are convertible at any time, within five years of their issuance, at the respective holders' option into shares of the Corporation's Common Stock at $15.72 per share, subject to certain anti-dilution provisions. In accordance with the provisions of the relevant instruments pursuant to which the Four-Year Debentures were issued, the number of shares of Old Common Stock into which they may be converted is 1,823,181, which amount will not be affected as a result of the reverse stock split. In accordance with the provisions of the relevant instruments pursuant to which the Five-Year Debentures were issued, the number of shares of Old Common Stock into which they may be converted is 445,293, which amount will be reduced to 89,059 shares of New Common Stock as a result of the reverse stock split.

         The holders of the Four-Year Debentures have the option at certain times to purchase, and the Corporation has certain rights to require the holders to purchase, an additional $27.0 million in principal amount of the Four-Year Debentures, convertible into 1,993,781 shares of the Corporation's Old Common Stock. Any Four-Year Debentures not currently issued and outstanding will be subject to the reverse stock split. Thus, assuming the reverse stock split becomes effective, the $27.0 million principal amount of Four-Year Debentures, if issued, would be convertible into 398,756 shares of New Common Stock. The holders of the Five-Year Debentures have the option at certain times to purchase, and the Corporation has certain rights to require the holders to purchase, an additional $9,872,146 in principal amount of the Five-Year Debentures, convertible into 445,293 shares of the Corporation's Old Common Stock and, assuming the reverse stock split becomes effective, 89,059 shares of New Common Stock.

         The foregoing may be summarized as follows:

                                                                                IF PROPOSAL 1
   NUMBER OF SHARES OF COMMON STOCK               AS OF AUGUST 31, 2001         IS APPROVED *
   --------------------------------               ---------------------         -------------
Authorized                                             125,000,000                125,000,000
Issued and Outstanding                                  49,541,071                  9,908,215
Reserved for Issuance**                                 18,812,042                  6,239,137
Available for Future Issuance                           56,646,887                108,852,648
Par Value Per Share                                           $.01                       $.01

   NUMBER OF SHARES OF PREFERRED STOCK
   ------------------------------------
Authorized                                               5,000,000                  5,000,000
Issued and Outstanding:
     Series F                                              700,000                    700,000
Par Value Per Share                                           $.01                       $.01

----------------
*     Without giving effect to fractional shares.
** Number of shares reserved for estimated issuance upon conversion of the Corporation's Series F Convertible Preferred Stock, options, warrants and debentures.

         The conversion prices for both the Four- and Five-Year Debentures are subject to adjustment should the private placement discussed in Proposal 2 below be approved and consummated.

REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

         The principal reason for the reverse stock split is that the potential investors in the private placement discussed in Proposal 2 will require that it become effective as a condition to their investment. This confirms the view of the Board of Directors that the relatively low per share market price of the Old Common Stock impairs the acceptability of the Old Common Stock to institutional investors and other members of the investing public. Theoretically the number of shares outstanding should not, by itself, affect the marketability of the Old Common Stock, the type of investor who acquires it, or the Corporation's reputation in the financial community. In practice this is not necessarily the case, as many institutional investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stock. Also, many leading brokerage firms are reluctant to recommend low-priced stock to their clients, and a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stock unattractive to brokers from an economic standpoint. The structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock. In addition, option and derivative instrument exchanges prohibit contracts on stocks selling for under certain prices per share.

         The low price of the Corporation's stock also threatens its continued listing in the Nasdaq National Market ("Nasdaq"). Nasdaq requires that listed stocks, among other things, maintain a closing bid price in excess of $1.00 per share. The average bid price for the Common Stock for the last 10 business days was $1.16. If the bid price for Corporation's Common Stock falls below $1.00, the Common Stock could be delisted.

         The Board of Directors has determined that the continued listing of the Corporation's Common Stock on Nasdaq is in the best interests of the Corporation's stockholders. If the Common Stock were delisted from Nasdaq, the Board of Directors believes that the liquidity in the trading market for the Common Stock would be significantly decreased which could reduce the trading price and increase the transaction costs of trading shares of the Common Stock.

         The proposed reverse stock split is intended to result in a higher per share market price for the Corporation's Common Stock and thereby reduce these adverse effects on the Common Stock.

         THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK AFTER THE PROPOSED REVERSE STOCK SPLIT WILL BE FIVE TIMES THE MARKET PRICE BEFORE THE PROPOSED REVERSE STOCK SPLIT, OR THAT SUCH PRICE WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

ACCOUNTING MATTERS

         The reverse stock split will not affect the par value of the Common Stock. As a result, on the Effective Date of the reverse stock split, the stated par value capital on the Corporation's balance sheet attributable to the Common Stock will be reduced to one-fifth (1/5) of the amount on the Effective Date, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net loss and net book value per share of Common Stock will be increased because there will be fewer shares of Common Stock outstanding.

EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

         Commencing on the Effective Date, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of New Common Stock resulting from the reverse stock split. As soon as practicable after the Effective Date, we will notify our stockholders that the reverse stock split has been effected. We expect that our transfer agent, American Stock Transfer Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of shares of Old Common Stock will be asked to surrender to the exchange agent certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock in accordance with the procedures to be set forth in a letter of transmittal the Corporation will send to its stockholders. No new certificates will be issued to any stockholder until the stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any shares of Old Common Stock submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for shares of New Common Stock.

         No scrip or fractional shares of New Common Stock will be issued in connection with the reverse stock split. Accordingly, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by five will be entitled, upon surrender of certificate(s) representing these shares, to receive a number of shares of New Common Stock rounded up to the nearest whole number. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number when the New Common Stock is issued.

APPRAISAL AND DISSENTER'S RIGHTS

         Under the New York Business Corporation Law, stockholders will not be entitled to appraisal or dissenter's rights with respect to the reverse stock split or the payment for their fractional shares, if any, and we will not independently provide our stockholders with any such rights.

FEDERAL INCOME TAX CONSEQUENCES

         The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as a stockholder who holds this stock as part of a "straddle," a "hedge" or a "conversion transaction," a person that has a "functional currency" other than the U.S. dollar, an investor in pass-through entities, a non-resident alien, broker-dealer or insurance company). Furthermore, no foreign, state or local tax consequences are discussed herein. ACCORDINGLY, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM.

         The combination of shares of Old Common Stock into shares of New Common Stock and the receipt of whole shares in lieu of fractional shares, if any, will not result in recognition of gain or loss to stockholders. The holding period of the shares of New Common Stock, including whole shares issued in lieu of fractional shares, will include the stockholder's holding period for the combined shares of Old Common Stock and the aggregate tax basis of the shares of the New Common Stock, including whole shares issued in lieu of fractional shares, will be the same as the aggregate tax basis of the shares of Old Common Stock exchanged therefore.

         No gain or loss will be recognized by the Corporation as a result of the reverse stock split.

RESOLUTION TO BE PRESENTED AT THE MEETING WITH RESPECT TO THE REVERSE STOCK
SPLIT

         The following resolutions will be proposed for consideration at the
Meeting:

                 RESOLVED, that the issued and outstanding shares of Common Stock ("Old Common Stock") on the Effective Date as defined below shall be combined into shares of fully-paid and non-assessable Common Stock ("New Common Stock") at a ratio of one share of New Common Stock for five shares of Old Common Stock (the "Reverse Stock Split").

                 RESOLVED, that a Certificate of Amendment amending the Certificate of Incorporation in order to effect the Reverse Stock Split, subject to the discretion of the Board of Directors, be filed with the Secretary of State of the State of New York as promptly as practicable, with such amendment and the Reverse Stock Split becoming effective as of the date of such filing (the "Effective Date").

                 RESOLVED, that any fractional shares of New Common Stock that would otherwise result from the Reverse Stock Split shall be rounded up to the next higher whole share of New Common Stock.

                 RESOLVED, that from and after the Effective Date of the Reverse Stock Split, certificates representing shares of Old Common Stock registered in the name of a holder of the Old Common Stock shall be deemed to represent only the right to shares of New Common Stock to which the holder would be entitled, holders of shares of Old Common Stock will be asked to surrender to the American Stock Transfer Company, the Corporation's exchange agent, certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock in accordance with the procedures to be set forth in a letter of transmittal the Corporation will send to its stockholders.

                 RESOLVED, that the officers of the Corporation are hereby authorized and directed to do all other things and execute and file all documents which in their sole judgment are deemed to be necessary and proper to carry out the intent of the foregoing resolutions.

VOTE REQUIRED FOR APPROVAL

         Under New York law, the affirmative vote of the holders of securities representing a majority of the voting power entitled to vote at the Meeting is required to adopt the proposed reverse stock split.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AUTHORIZATION AND APPROVAL OF THE PROPOSED REVERSE STOCK SPLIT.

               2. PROPOSAL TO APPROVE THE ISSUANCE OF SECURITIES
                      IN A CONTEMPLATED PRIVATE PLACEMENT

BACKGROUND

         The Corporation requires additional funding to continue its operations. For the year ended June 30, 2001, the Corporation had a net loss of $60.7 million on revenues of $1.9 million. At that date, it had cash resources of $6.2 million and subsequent to year-end, the Corporation received $9 million (a $5 million payment from Mallinckrodt, a unit of Tyco Healthcare, in connection with the amendment of the Optison Product Rights, and a $4 million investment in the Corporation's Series F Preferred Stock made by Baxter). The estimated proceeds of the proposed private placement, together with these capital resources, expected milestone payments from Baxter and anticipated revenues from Imavist-TM-, are expected to satisfy the Corporation's capital requirements through at least fiscal 2002.

         The Corporation engaged Roth Capital Partners, to act as its exclusive financial advisor and placement agent to locate investors for its securities in a public or private transaction.

CONTEMPLATED PRIVATE PLACEMENT OF THE CORPORATION'S SECURITIES

         The Corporation has reached an agreement in principle pursuant to which a group of institutional investors would purchase at least $15.0 million of the Corporation's New Common Stock in a private placement, at a price per share of Common Stock equal to the volume weighted average price of the Common Stock during the 10 days prior to date of execution of a definitive agreement for the private placement, which price would be automatically adjusted to equal the volume weighted average price of the Common Stock during the 10 days beginning 20 trading days after the Common Stock begins trading on a post-reverse stock split. As currently contemplated, the Corporation would also issue to the investors warrants to purchase a number of shares of Common Stock equal to $15.0 million divided by 120% of the volume weighted average price per share of the Common Stock during the same period. The warrant exercise price would be equal to 120% of the price per share of the Common Stock to be issued in the private placement. The number of shares underlying the warrants and the warrant exercise price will be subject to the same adjustment described in the first sentence of this paragraph. The warrants will have a five-year term and will be subject to certain anti-dilution provisions. Holders of the securities would have certain registration rights, pursuant to which the Corporation would, among other things, be required to file a registration statement with the Securities and Exchange Commission (the "SEC") within five business days of closing the private placement covering both the shares of Common Stock issued in the private placement and the shares underlying the warrants. The securities sold in the contemplated private placement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         The Nasdaq rules require the Corporation to obtain stockholder approval of the issuance of a number of shares of common stock, or securities exercisable for, or convertible into, common stock, equal to or greater than 20% of the number of shares of the Corporation's Common Stock outstanding prior to the issuance, if the issuance is for a price that is less than the greater of the book value or market value of its Common Stock at the time of issuance. Based upon the recent trading prices of the Common Stock and the assumed exercise price of the warrants pursuant to the contemplated terms of the private placement, the issuance in the private placement of the shares of Common Stock and the shares issuable upon exercise of the warrants would exceed the 20% threshold and the issuance could be below both the book value of the Common Stock and its market price. Accordingly, the Corporation is seeking stockholder approval to issue the securities contemplated to be issued in the private placement.

         At this time the Corporation cannot predict the amount of shares that would be issued in the private placement or upon exercise of the warrants or the warrant exercise price. Therefore, the Corporation cannot accurately estimate the extent of dilution to its existing stockholders. In addition, upon issuance of the shares of Common Stock and the warrants, the conversion price of the Corporation's currently outstanding warrants and Four- and Five-Year Debentures will be affected, which may further dilute existing stockholders.

         If the Corporation's stockholders disapprove this Proposal 2, but approve the reverse stock split, the reverse stock split may be consummated but the private placement, under the terms described in this proxy statement, will not be pursued. The private placement is conditioned upon stockholder approval of the reverse stock split. Therefore, the Corporation's stockholders must approve both the reverse stock split set forth in Proposal 1 above and this Proposal 2 in order for the private placement to occur.

         If the Corporation's stockholders do not approve this Proposal 2, the Corporation's Board of Directors will be required to seek other financing opportunities, the terms of which would not require the sale of the Corporation's securities in excess of the 20% limitation. However, the Corporation may not be able to obtain such financing on a timely basis on commercially reasonable terms, or at all.

         If this Proposal 2 is approved by the Corporation's stockholders, its Board of Directors will be authorized to finalize all aspects of the private placement, including its final terms and conditions. There can be no assurance that the private placement will be consummated, and, if it is not, the Corporation will be required to seek other financing, the availability and terms of which are uncertain, as described above.

VOTE REQUIRED FOR APPROVAL

         Under New York law, the proposal to approve the issuance of shares of the Corporation's Common Stock or other securities, which, when exercised or converted into Common Stock, would constitute more than 20% and up to 50% of the Corporation's Common Stock, requires the affirmative vote of a majority of the holders of the shares of the Corporation's Common Stock entitled to vote at and present in person or represented by proxy at the Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF SECURITIES IN FUTURE FINANCING TRANSACTIONS.

                          3. ELECTION OF DIRECTORS

         Ten directors are to be elected at the Meeting to hold office until the next annual meeting of shareholders and until the election and qualification of their respective successors. The Board of Directors has nominated Pedro Cuatrecasas, M.D., Fred M. Hershenson, Ph.D., Carroll O. Johnson, Stephen M. McGrath, Donald E. O'Neill, Helen M. Ranney, M.D., Duane
J. Roth, Theodore D. Roth, Jean G. Riess, Ph.D., and Thomas F. Zuck, M.D., all of whom are currently directors of the Corporation. Directors are elected by a plurality vote.

         Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for these nominees. If, for any reason, any of the nominees should be unable to accept nomination or election, it is intended that such proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee will be unable to serve as a director.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

         Set forth below is certain information with respect to each nominee as of August 31, 2001:

         DUANE J. ROTH. Mr. Roth is 51 and has served as a director of the Corporation since 1985. He has served as Chief Executive Officer of the Corporation since 1985 and as Chairman since October 1989. Prior to joining the Corporation, Mr. Roth served as President of Analytab Products, Inc., an American Home Products company involved in manufacturing and marketing medical diagnostics, pharmaceuticals and devices. For the previous ten years, he was employed in various sales, marketing and general management capacities with Ortho Diagnostic Systems, Inc., a Johnson & Johnson company, which is a manufacturer of diagnostic and pharmaceutical products. Mr. Roth's brother, Theodore D. Roth, is President and Chief Operating Officer of the Corporation.

         THEODORE D. ROTH. Mr. Roth is 50 and served as Executive Vice President and Chief Financial Officer of the Corporation since November 1987, and was appointed President and Chief Operating Officer in May 1998. For more than ten years prior to joining the Corporation, he was General Counsel of SAI Corporation, a company in the business of operating manufacturing concerns, and General Manager of Holland Industries, Inc., a manufacturing company. Mr. Roth received his J.D. from Washburn University and an LL.M. in Corporate and Commercial Law from the University of Missouri in Kansas City. He is the brother of Duane J. Roth, the Chairman and Chief Executive Officer of the Corporation.

         PEDRO CUATRECASAS, M.D. Dr. Cuatrecasas is 65 and was elected as a director of the Corporation in August 1996. He has over 20 years of experience in the pharmaceutical industry. Dr. Cuatrecasas retired from the positions of Vice President of Warner-Lambert Company and President, Parke-Davis Pharmaceutical Research on December 31, 1996, positions he had held since 1989. During the previous four years, he had been Senior Vice President of Research and Development and Director of Glaxo, Inc. For the prior ten years, he was Vice President of Research, Development and Medical and Director of Burroughs Wellcome Company. Dr. Cuatrecasas is a member of the National Academy of Sciences and the Institute of Medicine. He is currently a director of Metabolex, Inc. and an independent consultant in pharmaceutical research. He received his M.D. from Washington University School of Medicine.

         FRED M. HERSHENSON, PH.D. Dr. Hershenson is 60 and was elected as a director of the Corporation in August 2000. In July 2000, he retired as Senior Vice President - Drug Development of Warner-Lambert Company. During his 19 year tenure with Warner-Lambert, Dr. Hershenson served in several executive capacities including Senior Vice President, Technical Development. For the thirteen years prior to his employment at Warner-Lambert, he held several managerial positions with G.D. Searle & Company. He has served as an Adjunct Professor of Medicinal Chemistry at the University of Michigan. Dr. Hershenson received his Ph.D. from the University of Illinois.

         CARROLL O. JOHNSON. Mr. Johnson is 68 and has served as a director of the Corporation since 1989. He has been President of Research Management, Inc. ("RMI") since 1985, an independent contract research organization which provides services to the pharmaceutical industry in the implementation of clinical trials. Previously, he served for 25 years in various research, sales and marketing positions with several pharmaceutical companies, including Pharmacia Laboratories, Inc., where he created a national sales force which introduced three major products.

         STEPHEN M. MCGRATH. Mr. McGrath is 66 and has served as a director of the Corporation since 1989. In May 1998, he retired as Executive Vice President of CIBC World Markets, Inc. and as the Director of its Corporate Finance Department. For the eleven years prior to his employment by CIBC Oppenheimer in 1983, he held various executive positions with Warner-Lambert Company. Before joining Warner-Lambert, Mr. McGrath was Controller and Assistant Treasurer of Sterling Drug, Inc. and a certified public accountant for Price Waterhouse & Co.

         DONALD E. O'NEILL. Mr. O'Neill is 75 and has served as a director of the Corporation since 1991. He retired from Warner-Lambert Company in 1991 after 20 years of service. During his tenure, he held various managerial positions, including President of the Parke-Davis Group, President of the Health Technologies Group and President - International Operations. At the time of his retirement from Warner-Lambert, he held the offices of Executive Vice President of the company, and President and Chairman of its International Operations, and was a member of Warner-Lambert's board of directors.

         HELEN M. RANNEY, M.D. Dr. Ranney is 81 and has served as a director of the Corporation since 1991. She is Professor EMERITA, Department of Medicine, University of California at San Diego, having served as Chairman of the Department from 1973 through 1986. From 1986 through 1991, she was Distinguished Physician of the U.S. Department of Veterans Affairs. She formerly was Professor of Medicine at Albert Einstein College of Medicine (New York) and at the State University of New York, Buffalo. Dr. Ranney is a member of many professional societies, including the National Academy of Sciences, the Institute of Medicine, the Association of American Physicians (past President), and the American Society of Hematology (past President). She has more than 150 publications, primarily relating to blood and blood disorders. Dr. Ranney served on the Board of Directors of Squibb Corp. prior to its merger with Bristol-Myers. She received her M.D. from the College of Physicians and Surgeons, Columbia University.

         JEAN G. RIESS, PH.D. Professor Riess is 64 and has served as a director of the Corporation since 1989. Until his retirement in 1996, he had been the Director of Laboratoire de Chimie Moleculaire at the University of Nice for over 20 years. He has been an active researcher since receiving a Ph.D. from the University of Strasbourg, with numerous patents and over 300 publications. For more than 20 years, Dr. Riess has focused on chemistry related to perfluorochemical emulsions for medical application. He has directed research in synthesis of tailored perfluorochemicals, in emulsion technology, in synthesis of fluorinated surfactants, in the physical chemistry of emulsion stabilization, and in surfactant self-aggregation.

         THOMAS F. ZUCK, M.D. Dr. Zuck is 67 and has served as a director of the Corporation since 1990. He is professor emeritus at the University of Cincinnati Medical Center. He most recently served as Professor of Transfusion Medicine and Director of the Hoxworth Blood Center at the Cincinnati Medical Center . He is President of Ohio Enterprises International, Inc. ("OEI"), a consulting company. Dr. Zuck formerly was director of the Division of Blood and Blood Products at the Office of Biologics Research & Review within the U.S. Food and Drug Administration. He has served in numerous scientific professional societies, including as President of the American Association of Blood Banks and the Council of Community Blood Centers. He was Editor-in-Chief of the journal TRANSFUSION and has more than 100 publications to his credit. Dr. Zuck is a retired U.S. Army Colonel, where he was a Commander of the Letterman Army Institute of Research and, for many years, involved with the Army's blood substitute development program. Dr. Zuck received his LL.B. from Yale Law School and his M.D. from Hahnemann Medical College.

COMPENSATION OF DIRECTORS

         Directors do not receive cash compensation for attendance at Board of Directors' meetings or committee meetings. Non-qualified stock options are awarded to non-employee directors of the Corporation pursuant to the Formula Stock Option Plan for Non-employee Directors of the Corporation (the "Directors' Formula Option Plan"). Options under the Directors' Formula Option Plan are granted under and subject to the Corporation's 1991 Stock Option Plan. The options have a term of ten years from the date of grant and are exercisable at a price per share equal to the fair market value of a share of Common Stock on the date of grant. Each non-employee director (i) upon his or her initial election, shall automatically be granted an option to acquire 25,000 shares of Common Stock which shall be exercisable in four installments of 6,250 shares each with the first installment being at his or her initial election and the remaining installments becoming exercisable on the date of each annual meeting of the Board of Directors of the Corporation thereafter that such person is a director, until fully exercisable, and (ii) upon the third annual meeting following his or her initial election and each annual meeting thereafter that such person remains a non-employee director, shall automatically be granted an option to acquire 7,500 shares of Common Stock. Except as otherwise described above, all options are immediately exercisable in full on the date of grant. The following non-employee directors also received a special grant of stock options last year exercisable immediately at an exercise price of $2.75 under from the 1991 Stock Option Plan.


   NON-EMPLOYEE DIRECTOR          OPTION DATE              SHARES GRANTED
   ---------------------          -----------              --------------
   Pedro Cuatrecasas               2/21/2001                  35,000
   Fred M. Hershenson              2/21/2001                  25,000
   Carroll Johnson                 2/21/2001                  35,000
   Stephen M. McGrath              2/21/2001                  50,000
   Donald E. O'Neill               2/21/2001                  35,000
   Helen Ranney                    2/21/2001                  35,000
   Jean Riess                      2/21/2001                  50,000
   Thomas Zuck                     2/21/2001                  35,000

OTHER TRANSACTIONS

         The following affiliations exist between the Corporation and certain directors:

         In December 2000, the Corporation renewed a one-year research services agreement with RMI for $2,000 per month, plus $500 per day for each day per month in excess of four days Mr. Johnson devotes to consulting for the Corporation. Mr. Johnson is the president and owner of RMI. RMI received $24,000 for consulting services in the fiscal year ended June 30, 2001.

         In December 2000, the Corporation renewed a one-year consulting agreement with OEI which provides that he will receive payments as agreed to by the parties for services rendered. Dr. Zuck is the president and owner of OEI. OEI received $12,000 for consulting services in the fiscal year ended June 30, 2001.

         Dr. Ranney receives $2,000 per month and office space for providing consulting services to the Corporation.

         In July, 2000, a subsidiary of the Corporation entered into a one-year consulting agreement with Dr. Riess, which paid him $78,000 and accrued an additional $22,000 during the fiscal year ended June 30, 2001. The agreement has been renewed for an additional year.

         In connection with the Corporation's sale of $10 million in debentures in August 2000, the Corporation paid Roth Capital Partners ("RCP") sales commissions of $50,000. The Corporation also paid $50,000 to RCP for consulting services related to the acquisition of Molecular Biosystems, Inc. in December 2000. RCP also provides financial advisory services to the Corporation from time to time. Byron Roth, the president, chief executive officer and a principal shareholder of RCP, is the brother of Duane J. Roth, Chief Executive Officer and director of the Corporation and Theodore D. Roth, President, Chief Operating Officer and director of the Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

         The standing committees of the Board of Directors consist of an Executive Committee, a Compensation Committee, an Audit Committee, and a Nominating Committee. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board between meetings of the entire Board as to matters which have not been specifically delegated to other committees of the Board, except the authority that by law cannot be delegated by the Board of Directors. The members of the Executive Committee are Drs. Cuatrecasas and Ranney and Mr. D. Roth. The Compensation Committee advises and makes recommendations to the Board of Directors regarding matters relating to the compensation of directors, officers, and senior management. The members of the Compensation Committee are Drs. Cuatrecasas and Ranney and Messrs. O'Neill and McGrath. The Audit Committee advises and makes recommendations to the Board concerning the internal controls of the Corporation, the independent auditors of the Corporation, and other matters relating to the financial activities of the Corporation. The members of the Audit Committee are Messrs. Johnson and McGrath and Drs. Hershenson and Zuck. All members of the Corporation's Audit Committee are not officers of the Corporation and are independent directors under currently applicable rules. The Audit Committee has adopted a formal written Audit Committee Charter, which is included as Appendix I to this proxy statement. The Nominating Committee has the authority to nominate members of the Board of Directors to the entire

Board for consideration. The Nominating Committee will not consider nominees recommended by shareholders. The members of the Nominating Committee are Drs. Hershenson and Riess and Messrs. Johnson and T. Roth.

         During the fiscal year ended June 30, 2001, there were four regular and three special meetings of the Board of Directors. The Compensation Committee held two meetings, the Audit Committee held two meetings, the Nominating Committee held one meeting, and the Executive Committee did not meet. Each Board member attended more than 75% of the meetings of the Board and all of the meetings of the committee(s) of which he or she is a member.

AUDIT COMMITTEE REPORT

         The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Corporation's Annual Report on Form 10-K for the year ended June 30, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Corporation's audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and any other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Alliance, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee received from Ernst & Young LLP written disclosure and the letter regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the independent auditors the matters required by the Statement on Auditing Standards No. 61 and considered the compatibility of non-audit services with the auditor's independence.

         The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Corporation's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2001 for filing with the SEC.

                  Stephen M. McGrath, Audit Committee Chairman
                  Dr. Fred M. Hershenson, Audit Committee Member Carroll O. Johnson, Audit Committee Member
                  Dr. Thomas F. Zuck, Audit Committee Member

FEES TO INDEPENDENT AUDITORS

         Ernst & Young LLP has served as independent auditors for the Corporation for the fiscal year end ended June 30, 2001. Fees for the last annual audit were $83,250, and all other fees were $101,350, including audit related services of $67,320 and non-audit services of $34,030. Audit related services generally include accounting consultations, SEC registration statements, and business acquisitions. Non-audit services generally include tax return preparation and consulting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers and persons who own more than 10% of a registered class of the Corporation's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

         To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation during the fiscal year ended June 30, 2001, all reports were filed on a timely basis.

                  OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Corporation's voting securities as of August 31, 2001 as to (i) each of the directors and nominees for director, (ii) each of the executive officers listed in the Summary Compensation Table, (iii) each person known by the Corporation to own more than 5% of any class of the Corporation's outstanding voting securities, and (iv) all directors and executive officers of the Corporation as a group:

                                  COMMON STOCK

                                                    Amount and Nature of       Percentage of
Name and Address (1)                              Beneficial Ownership (2)       Class (3)
--------------------                              ------------------------       --------
Duane J. Roth                                            987,295 (4)                2.0%
Pedro Cuatrecasas, M.D.                                  165,500 (5)                  *
Fred M. Hershenson, Ph.D.                                 37,500 (6)                  *
Carroll O. Johnson                                        93,500 (7)                  *
Stephen M. McGrath                                       306,516 (8)                  *
Donald E. O'Neill                                        145,500 (9)                  *
Helen M. Ranney, M.D.                                    125,400 (10)                 *
Jean G. Riess, Ph.D.                                     251,899 (11)                 *
Theodore D. Roth                                         373,500 (12)                 *
Thomas F. Zuck, M.D.                                     100,300 (13)                 *
Howard C. Dittrich, M.D.                                  25,000 (14)                 *
N. Simon Faithfull, M.D., Ph.D.                          152,846 (15)                 *
David H. Klein, Ph.D.                                     88,583 (16)                 *
All directors and executive officers as a group        3,426,471                    6.6%
     (22 persons)

------------------
* Indicates ownership of less than 1% of outstanding shares.

(1) The address of each of the executive officers, directors and nominees for director is c/o Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121.

(2) Each person listed or included in the group has sole voting power and sole investment power with respect to the shares owned by such person, except as indicated below.

(3) Shares subject to options and warrants exercisable within 60 days are deemed to be outstanding for percentage calculations with respect to the person holding such options and warrants.

(4) Consists of (i) 285,778 shares owned by Mr. D. Roth, (ii) 698,900 shares subject to options granted by the Corporation under its 1991 Stock Option Plan ("the 1991 Plan"), and (iii) 2,617 shares owned by Mr. Roth's spouse.

(5) Consists of (i) 73,000 shares owned by Dr. Cuatrecasas and (ii) 92,500 shares subject to options granted by the Corporation under the 1991 Plan.

(6) Consists of 37,500 shares subject to options granted to Dr. Hershenson by the Corporation under the 1991 Plan.

(7) Consists of (i) 4,000 shares owned by Mr. Johnson and (ii) 89,500 shares subject to options granted by the Corporation under the 1991 Plan.

(8) Consists of (i) 167,683 shares owned by Mr. McGrath, (ii) 33,333 shares subject to warrants, and (iii) 105,500 shares subject to options granted by the Corporation under the 1991 Plan.

(9) Consists of (i) 25,000 shares owned by Mr. O'Neill, (ii) 118,500 shares subject to options granted by the Corporation under the 1991 Plan, and
     (iii) 2,000 shares owned by Mr. O'Neill's spouse.

(10) Consists of (i) 6,900 shares owned by Dr. Ranney and (ii) 118,500 shares subject to options granted by the Corporation under the 1991 Plan.

(11) Consists of (i) 79,733 shares owned by Dr. Riess and (ii) 172,166 shares subject to options granted by the Corporation under the 1991 Plan.

(12) Consists of (i) 2,000 shares owned by Mr. T. Roth and (ii) 371,500 shares subject to options granted by the Corporation under the 1991 Plan.

(13) Consists of (i) 9,800 shares owned by Dr. Zuck and (ii) 90,500 shares subject to options granted by the Corporation under the 1991 Plan.

(14) Consists of 25,000 shares subject to options granted to Dr. Dittrich by the Corporation under its 2000 Stock Option Plan.

(15) Consists of (i) 19,096 shares owned by Dr. Faithfull, (ii) 129,250 shares subject to options granted by the Corporation under the 1991 Plan, and
     (iii) 4,500 shares subject to options granted by the Corporation under its 2001 Stock Option Plan (the "2001 Plan").

(16) Consists of (i) 5,000 shares owned by Dr. Klein, (ii) 76,583 shares subject to options granted to Dr. Klein by the Corporation under the 1991 Plan, and
     (iii) 7,000 shares subject to options granted by the Corporation under the 2001 Plan.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning annual and long-term compensation for the Corporation's Chief Executive Officer and the other four highest paid executive officers (collectively, the "Named Executive Officers") for the year ended June 30, 2001, as well as the total compensation paid to each individual for the Corporation's two previous fiscal years:



--------------------------------------------------------------------------------------------------------------------
                                             Summary Compensation Table
--------------------------------------------------------------------------------------------------------------------
                                                                                         Long-Term
                                                                                           Compen-
                                                     Annual Compensation                sation Awards
                                         --------------------------------------------   -------------
                                                                         Other           Securities
                                                                         Annual           Underlying     All Other
           Name and                                                      Compen-           Options/       Compen-
      Principal Position        Year       Salary ($)      Bonus ($)   sation ($)(a)       SARs (#)      sation ($)
------------------------------  ----     --------------  ------------  -------------    -------------    ----------
Duane J. Roth                   2001      454,250         200,000 (b)         -             220,000      15,041 (c)
     Chairman and               2000      416,000          85,000             -             194,000      11,822 (d)
     Chief Executive Officer    1999      430,700               -             -             150,000       5,289 (e)
--------------------------------------------------------------------------------------------------------------------
Theodore D. Roth                2001      337,462         110,000 (b)         -             200,000       5,525 (f)
     President and              2000      310,000          47,000             -             147,000       3,859 (g)
     Chief Operating Officer    1999      289,800               -        36,300 (h)         100,000       1,256 (i)
--------------------------------------------------------------------------------------------------------------------
Howard C. Dittrich (j)          2001      119,231               -             -              75,000           -
     Vice President,
     Regulatory Affairs
--------------------------------------------------------------------------------------------------------------------
N. Simon Faithfull              2001      222,635          55,000 (b)         -              45,000           -
     Vice President, Medical    2000      214,000          25,000             -              50,000           -
     Affairs Development        1999      212,400               -             -              30,000           -
--------------------------------------------------------------------------------------------------------------------
David H. Klein (k)              2001      225,000          12,500 (b)         -              60,000           -
     Senior Vice President,     2000          -                 -             -              75,000           -
     Pharmaceutical R&D         1999          -                 -             -              30,750           -
--------------------------------------------------------------------------------------------------------------------
Harold W. DeLong (l)            2001      233,186          82,500 (b)         -                   -           -
     Executive Vice President,  2000      222,000          35,000             -              85,000           -
     Business Development       1999      220,200               -             -              75,000           -
--------------------------------------------------------------------------------------------------------------------
Artemios B. Vassos (m)          2001      239,800          70,000 (b)   101,578 (n)               -           -
(see Employment Arrangement)    2000      249,500          25,000       126,300 (o)          60,000           -
                                1999       66,200               -             -              75,000           -
--------------------------------------------------------------------------------------------------------------------

(a) Perquisites and other personal benefits for specific officers are only reported in specific years where such compensation exceeds the lower of 10% of annual salary and bonus, or $50,000.

(b) Bonuses shown in fiscal year 2001 were determined and paid in August 2000. The Board of Directors has determined that there will be no executive bonuses for fiscal year 2001.

(c) This represents the present value of the economic benefit to Mr. D. Roth for the portion of the total premium ($100,000) paid by the Corporation during 2001 with respect to a split-dollar insurance agreement.

(d) This represents the present value of the economic benefit to Mr. D. Roth for the portion of the total premium ($100,000) paid by the Corporation during 2000 with respect to a split-dollar insurance agreement.

(e) This represents the present value of the economic benefit to Mr. D. Roth for the portion of the total premium ($170,000) paid by the Corporation during 1999 with respect to a split-dollar life insurance agreement.

(f) This represents the present value of the economic benefit to Mr. T. Roth for the portion of the total premium ($60,000) paid by the Corporation during 2001 with respect to a split-dollar life insurance agreement.

(g) This represents the present value of the economic benefit to Mr. T. Roth for the portion of the total premium ($60,000) paid by the Corporation during 2000 with respect to a split-dollar life insurance agreement.

(h) Includes forgiveness of $32,400 of principal and interest on a relocation loan.

(i) This represents the present value of the economic benefit to Mr. T. Roth for the portion of the total premium ($60,000) paid by the Corporation during 1999 with respect to a split-dollar life insurance agreement.

(j)  Dr. Dittrich was hired by the Corporation in January of 2001.

(k) Dr. Klein became a named executive officer during fiscal 2001. Dr. Klein was previously employed with the Corporation but retired in January 1999. During the period from retirement in January 1999 until his rehiring in June 2000, Dr. Klein served as a consultant to the Corporation and received payments of $62,500 in 1999 and $29,000 in 2000.

(l) Subsequent to the fiscal year end, Mr. DeLong resigned from his position at the Corporation.

(m)  Dr. Vassos resigned from his position at the Corporation during fiscal
     2001.

(n) Includes relocation expense and tax reimbursement of $10,820 and forgiveness of $90,758 of principal and interest on a loan.

(o) Includes relocation expenses and tax reimbursement of $63,600 and forgiveness of $50,700 of principal and interest on a loan.

EMPLOYMENT ARRANGEMENTS

         On February 26, 1999 the Corporation entered into an employment agreement with Artemios B. Vassos, M.D., F.A.C.P. to serve as Executive Vice President and Chief Scientific Officer of the Corporation. The agreement provided that Dr. Vassos shall receive a salary of $210,000, a car allowance, and an option for 75,000 shares of the Corporation's Common Stock at an exercise price equal to the market price of Common Stock on the date of the agreement. The agreement provided for a term of employment of up to two years and, upon early termination, he would receive his monthly base rate of pay for the lesser of 12 months or the amount of time remaining under his employment agreement. The Corporation also agreed to cover reasonable relocation expenses. Additionally, Dr. Vassos received the following loans which are secured by his residence in California:

(1) A $125,000 loan, one-third of which, plus all accrued interest, will be forgiven on the first, second and third anniversary of his employment with the Corporation, provided he remains employed at such time. The largest outstanding balance due since the beginning of the last fiscal year was $91,000. The outstanding principal balance and interest was forgiven in March 2001.

(2) A $125,000 loan with principal and interest payable on a monthly basis over a five-year period. The largest outstanding balance due since the beginning of the last fiscal year was $95,700 and the outstanding balance on August 30, 2001 was $79,000.

(3) A $180,000 loan repayable with accrued interest upon the sale of his previous residence in Michigan. The largest outstanding balance due since the beginning of the last fiscal year was $184,000 and the outstanding balance was paid in full on August 18, 1999.

         All of the loans to Dr. Vassos accrue interest at 7.75% per annum. As of January 2001, the Corporation and Dr. Vassos entered into a severance agreement and release providing for his termination as Executive Vice President and Chief Scientific Officer in November 2000 and as an employee of the Corporation in May 2001. Pursuant to the agreement Dr. Vassos retained in connection with a consulting agreement with the Corporation through December 31, 2001 an option for 75,000 shares of common stock at $2.50 per share (of which the vesting for 56,250 shares were accelerated) in addition to other vested options, and all other unvested options were terminated. Dr. Vassos received salary through May 4, 2001 and the balance of all principal and interest on loan number 1 above ($83,333, plus interest) was forgiven. Loan number 2 above was extended until with all principal and interest to be paid at the time of the sale of his home in San Diego, California or no later than March 1, 2004.

         The Corporation maintains a key man life insurance policy on Duane Roth providing a death benefit of $4 million to the Corporation. The Corporation entered into a split-dollar insurance agreement as of November 11, 1998 with Duane

Roth. Pursuant to the agreement, the Corporation and Duane Roth will share in the premium costs of a universal life insurance policy that pays a death benefit of not less that $8 million upon the death of Duane Roth. The Corporation pays the government table (PS-58) cost for $4 million of key person life coverage and is the beneficiary for this coverage. Mr. Roth contributes the government table (PS-58) cost for his share of the balance of the coverage. The portion of each annual premium that equals the annual increase in the cash value of the policy is also contributed by the Corporation. The Corporation can cause the agreement to be terminated and the policy to be surrendered at any time upon 30 days prior notice. Upon surrender of the policy or payment of the death benefit thereunder, the Corporation is also entitled to repayment of an amount equal to the cumulative premiums previously paid by the Corporation minus the cumulative amount allocated to the $4 million of key person coverage, with all remaining payments to be paid to Duane Roth or his beneficiaries.

         The Corporation maintains a key man life insurance policy on Theodore D. Roth providing a death benefit of $4 million to the Corporation. The Corporation entered into a split-dollar insurance agreement as of November 11, 1998 with Theodore Roth. Pursuant to the agreement, the Corporation and Theodore Roth will share in the premium costs of a universal life insurance policy that pays a death benefit of not less that $4 million upon the death of Theodore Roth. The Corporation pays the government table (PS-58) cost for $4 million of key person life coverage and is the beneficiary for this coverage. Mr. Roth contributes the government table (PS-58) cost for his share of the balance of the coverage. The portion of each annual premium that equals the annual increase in the cash value of the policy is also contributed by the Corporation. The Corporation can cause the agreement to be terminated and the policy to be surrendered at any time upon 30 days prior notice. Upon surrender of the policy or payment of the death benefit thereunder, the Corporation is also entitled to repayment of an amount equal to the cumulative premiums previously paid by the Corporation minus the cumulative amount allocated to the $4 million of key person coverage, with all remaining payments to be paid to Theodore Roth or his beneficiaries.

STOCK OPTION GRANTS AND EXERCISES

         The Corporation has granted options to its executive officers under its 1983 Incentive Stock Option Plan (which plan expired on October 1, 1993), its 1983 Non-Qualified Stock Option Program (which plan expired on February 24, 1999), its 1991 Stock Option Plan (which plan expires on November 7,
2001), its 2000 Stock Option Plan, and its 2001 Stock Option Plan. No stock appreciation rights ("SARs") have been granted by the Corporation.

         The following table sets forth certain information concerning options granted during fiscal 2001 to the Named Executive Officers:


                                      Option/SAR Grants in Last Fiscal Year

                                                                                          Potential Realizable Value at
                                                                                              Assumed Annual Rates of
                                             Individual Grants                             Stock Price Appreciation for
                                                                                                  Option Term (1)
                        -------------------------------------------------------------     -----------------------------
                                           % of Total
                          Securities        Options/
                          Underlying      SARs Granted    Exercise or
                         Options/SARs     to Employees    Base Price      Expiration
        Name            Granted (#) (2)  in Fiscal Year  ($/Share) (6)       Date               5% ($)       10% ($)
----------------------  ---------------  --------------  -------------    -----------          --------    ----------
Duane J. Roth             110,000 (3)        4.3%              2.75         2/21/11             156,600       428,600
                          110,000 (4)        4.3%            12.875         11/8/10             890,700     2,257,100

Theodore D. Roth          100,000 (3)        3.9%              2.75         2/21/11             142,400       389,600
                          100,000 (4)        3.9%            12.875         11/8/10             809,700     2,051,900

Howard C. Dittrich         75,000 (5)        2.9%            2.6563         1/10/11             125,300       317,500

N. Simon Faithfull         22,500 (3)        0.9%              2.75         2/21/11              32,000        87,700
                           22,500 (4)        0.9%            12.875         11/8/10             182,200       461,700

David H. Klein             35,000 (3)        1.4%              2.75         2/21/11              49,800       136,400
                           25,000 (4)        1.0%            12.875         11/8/10             202,400       513,000

Harold W. DeLong                -            -                -                -                     -              -

Artemios B. Vassos              -            -                -                -                     -              -
------------------------------------------------------------------------------------------------------------------------


(1) The dollar amounts under these columns are the result of calculations assuming that the price of Common Stock on the date of the grants of the options increases at the hypothetical 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Corporation's stock price.

(2) All options granted in 2001 to the Named Executive Officers were non-qualified stock options.

(3) Options are exercisable in increments of 20% on date of issuance, 12/15/01, 6/15/02, 6/15/03 and 6/15/04.

(4) Options are exercisable in increments of 20% per year commencing one year after the date of issuance and on each subsequent anniversary.

(5) Options were granted under the 2000 Stock Option Plan and are exercisable in increments of 25,000 on date of issuance and 12,500 on each subsequent anniversary.

(6) The exercise price per share of the options granted represented at least the fair market value of the underlying shares on the date of grant. Options may be exercised by (i) paying the Corporation at least the par value of the shares of Common Stock being acquired, with the remainder of the exercise price to be borrowed from the Corporation, or (ii) by surrendering shares of Common Stock in payment of the exercise price and applicable withholding taxes. The Stock Option Plans provide that loans to pay the exercise price shall mature within five years (or earlier, in the event of a termination of employment or of a consultancy), shall be secured by the shares of Common Stock purchased, shall provide for quarterly payments of interest at such rate as the Board of Directors may determine, and shall be in such form and contain such other provisions as the Board of Directors may determine from time to time.

         The following table summarizes options exercised during fiscal 2001 and presents the value of unexercised options held by the Named Executive Officers at fiscal year end:


           Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                               Number of Securities           Value of Unexercised
                                                                    Underlying              In-The-Money Options/SARs
                                                            Unexercised Options/SARs at       at Fiscal Year End ($)
                       Shares Acquired on      Value      Fiscal Year End (#) Exercisable        Exercisable (E)/
                          Exercise (#)      Realized ($)        (E)/Unexercisable (U)            Unexercisable (U)
                      -------------------   ------------  -------------------------------   -------------------------
Duane J. Roth                    -                  -              677,900     (E)                    0     (E)
                                                                   404,500     (U)                    0     (U)

Theodore D. Roth                 -                  -              359,750     (E)                    0     (E)
                                                                   326,750     (U)                    0     (U)

Howard C. Dittrich               -                  -               25,000     (E)                    0     (E)
                                 -                  -               50,000     (U)                    0     (U)

N. Simon Faithfull               -                  -              127,500     (E)                    0     (E)
                                                                    94,750     (U)                    0     (U)

David H. Klein                   -                  -               83,583     (E)                    0     (E)
                                                                    94,667     (U)                    0     (U)

Harold W. DeLong                 -                  -              294,500     (E)                    0     (E)

Artemios B. Vassos               -                  -              100,750     (E)                    0     (E)
----------------------------------------------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors (the "Committee") has provided the following report:

         The Committee is composed entirely of outside, non-employee directors. The Committee determines the base salaries and the amount of bonus awards to be paid to the executive officers of the Corporation. In addition, the Committee recommends the number of the Corporation's stock option grants which should be made to executive officers and other employees of the Corporation. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in the proxy statement.

EXECUTIVE COMPENSATION POLICY AND COMPONENTS OF COMPENSATION

         The Committee's fundamental executive compensation philosophy is to enable the Corporation to attract and retain key executive personnel and to motivate those executives to achieve the Corporation's objectives. The Corporation is still in its research and development phase and has not yet achieved profitability. Therefore, traditional methods of evaluating executive performance, such as sales and profit levels, return on equity, and stock price, are inappropriate. Accordingly, assessment of each executive's performance is based upon attainment of his or her specific objectives in relation to the Corporation's overall annual strategic goals. The Committee may in its discretion apply different measures of performance for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the fundamental executive compensation philosophy described above.

         Each executive officer's compensation package is reviewed annually and is comprised of three components: base salary, bonus, and stock option grants. In addition, executive officers of the Corporation are eligible to participate in all benefit programs generally available to other employees.

BASE SALARY

         In setting the base salary levels of each executive officer, the Committee considers the base salaries of executive officers in comparable positions in other similarly situated biotechnology/pharmaceutical development companies. In setting levels, the Corporation currently targets the 75th percentile of the relevant labor market. Factors considered include company size, stage of development of a company's products, and geographical location. The Committee also considers the individual experience level and actual performance of each executive officer in view of the Corporation's needs and objectives. Salary decisions are determined in a structured annual review by the Committee with input from the Chief Executive Officer.

BONUSES

         Annual bonus, set as a targeted percentage of total cash compensation, may be earned by each executive officer, based upon the achievement of performance goals established at the beginning of the fiscal year and reviewed at least twice during the year.

         Performance goals for the Corporation are developed by management, and reviewed and approved by the Committee and the Board of Directors. Performance goals for individual executives are developed by the Chief Executive Officer, and reviewed and approved by the Committee. Bonuses are awarded to executives based upon the attainment of these goals during the year, with the Corporation and the executives accomplishing minimum objectives prior to being eligible to receive a bonus. The Committee considers the amounts of bonuses it expects to pay to executives when it compares its compensation practices with other companies similarly situated. The Board of Directors has determined that there will be no cash bonuses for officers for fiscal year 2001.

LONG-TERM STOCK-BASED INCENTIVE COMPENSATION

         Generally, the Corporation's Board of Directors or, if appointed, a stock option committee, approves annual grants of stock options to each of the Corporation's executive officers under the 1991 Plan based upon recommendations from the Committee. The grants are designed to align the interest of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Corporation from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Corporation's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set as the Committee deems appropriate in order to retain and motivate key executive officers as well as to provide them with the perspective of the Corporation's shareholders in assessing corporate results. The grants also take into account comparable awards to individuals in similar positions at biotechnology/pharmaceutical development companies as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods, and the risk attached to the future growth of the pharmaceutical industry. In making comparisons in the industry, the Corporation targets the 75th percentile of the relevant labor market.

         The Committee, at its discretion, has the authority to utilize compensation consultants to assist in defining the relevant labor market for executive compensation and to recommend annual salary and bonus increases.

         Duane J. Roth, Chief Executive Officer, although not a member of the Committee, assisted the Committee in developing the compensation packages awarded to executive officers other than himself.

CEO COMPENSATION

         In setting the compensation payable to the Corporation's Chief Executive Officer, the Committee sought to be competitive with other biotechnology/pharmaceutical development companies. In making comparisons, the Corporation targets the 75th percentile of the relevant labor market. The Committee established Duane Roth's base salary based on an evaluation of his personal performance and the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers. With respect to his base salary, it is the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Corporation performance factors. The remaining component of his 2001 fiscal year compensation, however, was dependent upon performance and provided no dollar guarantees.

SECTION 162(m)

         Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million. For the 2000 taxable year, the Corporation did not reach and, therefore was not affected by, this limitation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

         MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

           Donald E. O'Neill, Chairman                 Dr. Helen M. Ranney

              Dr. Pedro Cuatrecasas                    Stephen M. McGrath


STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return to the Corporation's shareholders during the five-year period ended June 30, 2001, as well as with that of an overall stock market index (Nasdaq) and a published industry index (Nasdaq Pharmaceutical):


                6/30/1996    6/30/1997    6/30/1998    6/30/1999    6/30/2000    6/30/2001
                ---------    ---------    ---------    ---------    ---------    ---------
ALLP                  100      60.9848      25.3818      15.9091      68.1818      13.6364
Nasdaq (US)           100      121.604      160.057      230.219      340.389      184.525
Nasdaq Pharm          100       101.37       103.59       145.32       333.54       280.74


                               4. OTHER BUSINESS

         Management knows of no other matters that may be presented to the Meeting. However, if any other matter properly comes before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                        FUTURE PROPOSALS BY SHAREHOLDERS

         Any proposal which a stockholder of the Corporation wishes to have included in the proxy statement and proxy relating to the Corporation's 2002 Annual Meeting, pursuant to the provisions of Rule 14a-8 under the Securities Exchange Act of 1934, must be received by the Corporation at its executive offices no later than May 17, 2002, and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals submitted outside the processes of Rule 14a-8 will also be considered untimely if submitted after May 17, 2002. The address of the Corporation's executive office is 3040 Science Park Road, San Diego, California 92121.

                      INFORMATION INCORPORATED BY REFERENCE

         Audited financial statements, management's discussion and analysis of financial condition and results of operations, and quantitative and qualitative disclosures about market risk are incorporated by reference herein to the Annual Report to Stockholders accompanying this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

         THE CORPORATION WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, TO EACH PERSON SOLICITED HEREUNDER WHO MAILS A WRITTEN REQUEST THEREFOR TO ALLIANCE PHARMACEUTICAL CORP., 3040 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA 92121, ATTENTION: TIM T. HART, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. THE CORPORATION WILL ALSO FURNISH, UPON THE PAYMENT OF A REASONABLE FEE TO COVER REPRODUCTION AND MAILING EXPENSES, A COPY OF ALL EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K.

         It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped, addressed envelope as promptly as possible.

                                       By Order of the Board of Directors,


                                       Duane J. Roth, Chairman

Date:    September 14, 2001
         San Diego, California

                                                                     Appendix I

              ALLIANCE PHARMACEUTICAL CORP. AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the audit committee of Alliance Pharmaceutical Corp. (the "Company"). The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of accounting and financial controls, and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring process of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

- The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

- The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical concerns. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

- The committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

- The committee shall review with the management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                         ALLIANCE PHARMACEUTICAL CORP.

        2001 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 15, 2001
P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R The undersigned, revoking any proxy heretofore given, hereby appoints Carroll O. Johnson, Stephen M. McGrath and Duane J. Roth, and each of them
O the proxies of the undersigned with full power of substitution, with respect to all of the shares of stock of ALLIANCE PHARMACEUTICAL CORP., a
X New York corporation (the "Corporation"),which the undersigned is entitled to vote at the Corporation's Annual Meeting of Stockholders to be held at
Y 10:00 a.m., San Diego time at the offices of the Corporation on Monday, October 15, 2001, and at any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)


                                                                  -------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                  -------------

        PLEASE MARK
 / X /  VOTE AS IN THIS
        EXAMPLE

             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
             MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1,
            FOR PROPOSAL 2, AND FOR ALL NOMINEES LISTED IN PROPOSAL 3.


                                                                                                  FOR         ABSTAIN       AGAINST
1.  Proposal to authorize and approve an amendment to the Corporation's
    Certificate of Incorporation to effect a reverse stock split of all shares                    / /           / /           / /
    of the Corporation's common stock pursuant to which five shares of the
    Corporation's common stock would be combined into one share of its common stock.

2.  To approve the issuance of securities in a contemplated private placement.                    / /           / /           / /

                                                                                                      FOR ALL NOMINEES LISTED BELOW

3.  To elect the ten (10) nominees for Director listed below.                                                                 / /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

NOMINEES:  Dr. Pedro Cuatrecasas       Dr. Fred M. Hershenson     Carroll O. Johnson
           Stephen M. McGrath          Donald E. O'Neill          Dr. Helen M. Ranney
           Dr. Jean G. Riess           Duane J. Roth              Theodore D. Roth
           Dr. Thomas F. Zuck

4.  In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

    Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of the Corporation is
    hereby acknowledged.

5.  PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

    Your signature should appear the same as your name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

                                                                                                        MARK HERE FOR ADDRESS
                                                                                                      CHANGE AND NOTE AT LEFT   / /

Signature ______________________  Date ____________  Signature ______________________  Date ____________